Exhibit 21

SUBSIDIARIES OF PACER INTERNATIONAL, INC.

Jurisdiction of Incorporation
Intermodal Container Service, Inc. d/b/a Harbor Rail Transport	California
Manufacturers Consolidation Service of Canada, Inc.	Delaware
Pacer Cartage, Inc.	Delaware
Pacer Transport, Inc.	California
Pacer Distribution Services, Inc.	Delaware
PDS Trucking, Inc.	Delaware
RF International, Ltd.	New York
Ocean World Lines, Inc.	Delaware
OWL Air, Inc.	Delaware
Pacer Transportation Solutions, Inc.	Ohio
Stacktrain Mexico, S. de R.L. de C.V.	Mexico
Pacer Stacktrain, Inc.	Tennessee
Pacer International (Hong Kong) Ltd.	Hong Kong
S&H Transport, Inc.	Delaware
S&H Leasing, Inc.	Delaware
Pacer Container Line, Inc.	Delaware
CTP Leasing, Inc.	Delaware
Pacer Services, Inc.	Delaware
Rail to Rail Transport, Inc.	Delaware